Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 185 to the Registration Statement of Deutsche DWS International Fund, Inc. (Form N-1A, No. 002-14400) of our reports dated December 23, 2019 on the financial statements and financial highlights of DWS Emerging Markets Equity Fund, DWS Latin America Equity Fund, and DWS Global Macro Fund (three of the Funds constituting Deutsche DWS International Fund, Inc.) included in each Fund’s Annual Report for the fiscal year ended October 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 27, 2020